+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

         RUSH                       JEFFREY                           L.
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        (Last)                      (First)                        (Middle)

    250 PARK AVENUE SOUTH/ SUITE 200
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                                   (Street)

    WINTER PARK                       FL                             32789
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

    JUNE, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    [X] Director    [_] Officer              [_] 10% Owner   [_] Other
                        (give title below)                       (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person
    [_] Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON                6/13/01    A               1250          A         2.95      40,809                    D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion of             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)
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International Assets
Holding Corp. Option
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International Assets
Holding Corp. Options
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct (D)    Owner-
                               --------------------------------------------     5)          Owned            or Indirect   ship
                               Date     Expira-              Amount or                      at End           (I)           (Instr.
                               Exer-    tion         Title   Number of                      of               (Instr. 4)    4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)
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                              03/09/02  03/09/06    Common    7,500           3.125       7,500           D
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                              06/04/00  06/04/09    Common   10,900           6.651      18,400           D
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Explanation of Responses:  Stock received pursuant to compensation plan.

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.

          /s/ Jeffrey L. Rush                  07/05/01
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          **Signature of Reporting Person        Date